Exhibit 10.4

Amended
EMPLOYMENT AGREEMENT BETWEEN
SMARTPROS LTD.
AND
STANLEY WIRTHEIM

This Amended employment agreement (the “Agreement”) dated as of July 1, 2008 is by and between SmartPros Ltd., a Delaware corporation (the “Company”), and Stanley Wirtheim, an individual residing at 62-27 Douglaston Parkway, Douglaston, New York 11362 (the “Executive”).

1.

Employment. The Company shall employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein. The Executive shall serve as Vice President & CFO of the Company and shall be based at the Company’s headquarters in Hawthorne, New York. The Executive hereby accepts such employment hereunder, except for absences occasioned by illness and reasonable vacation periods, and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time reasonably assign to him. The Executive shall report to and be supervised by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company. The Executive shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote his full business time and effort to the performance of his duties hereunder. The Executive shall not engage in any other business activity except that the Executive may engage from time to time in such personal investment activities as do not interfere with his day to day responsibilities to the Company. The Executive shall be allowed to spend up to 1-2 days per month on his current accounting practice.

2.	Compensation and Benefits.

2.1

Salary. During the Term (as defined below) of this Agreement, the Executive shall be paid a salary at the rate of $123,000 per annum (“the Base Salary”), payable as customarily paid by the Company. During the Term of this Agreement, executive’s base salary shall be reviewed at least annually by the Board.

2.2

Bonus. In addition to his Base Salary, the Executive may be entitled to bonuses at times and in amounts determined in the discretion of the Board. Any incentive bonuses shall be paid as soon as practicable after each year-end, and in all events by March 15 of the year following the year for which the bonus was determined.

2.3

Benefits. The Executive shall be entitled to participate in all employee benefit programs or plans maintained by the Company from time to time on the same basis as other similarly situated executive employees of the Company. The Company will pay the Executive a $300 per month car allowance. The Executive will be entitled to 4 weeks paid vacation per year. The Company will pay the Executive’s membership dues for the AICPA and the NY Society of CPA’s.

2.4

Reimbursement of Expenses. The Company shall reimburse the Executive in accordance with its general reimbursement policies for all ordinary and necessary expenses incurred by the Executive on behalf of the Company upon the presentation of appropriate supporting documentation.

3.	Term; Termination; Rights upon Termination.

3.1

Term. The Company agrees to employ the Executive, and the Executive agrees to serve the Company for a period commencing on July 1, 2008 and continuing until June 30, 2011 (the “End Date”) unless otherwise amended or terminated pursuant to the terms hereof (the “Term”).

3.2

Termination. The Company may at any time, terminate the employment of the Executive under this Agreement for Cause (as defined below), or without Cause, immediately and without any requirement of notice. The rights and obligations of the parties upon any termination of the Executive’s employment shall be as set forth in Section 3.3. For purposes of this Agreement the term “Cause” shall mean (i) any act of dishonesty or gross and willful misconduct with respect to the Company, including without limitation, fraud or theft, on the part of the Executive, (ii) conviction of the Executive of a felony, (iii) Executive’s failure to reduce the time spent on his private accounting practice in accordance with section 1 (iv) failure to perform his duties in a satisfactory manner consistent with industry standards of CFO’s in public companies (v) the Executive’s failure to perform his assigned duties hereunder after written notice and a 30 day opportunity to cure.

	3.3	Rights Upon Termination. In the event that:

(a)

          The employment of the Executive is terminated by the Company without Cause, then, for the remainder of the then current Term of employment hereunder, then, (subject to Section 3.3(e)) within 30 days after the date of such termination of employment, the Company shall pay to the Executive (x) a cash lump sum equal to Executive’s Base Salary at the rate in effect at the time of termination calculated through the remainder of the then-current term of employment, and (y) a bonus equal to the average of the last two years annual bonuses received by the Executive multiplied by the amount of whole and partial years remaining on the contract. In addition, the Company shall provide to Executive all benefits described in section 2.3 through the remainder of the then-current term of employment. The obligations of the Company pursuant to this Section 3.3(a) shall be in lieu of any other rights of the Executive hereunder to compensation or benefits in respect of any period before or after the date of such termination.

(b)

          The Executive’s employment terminates by reason of death or disability, then the Company shall pay and provide to the Executive or Executive’s estate or other successor in interest at the time otherwise due under Section 2 all Base Salary and benefits due to the Executive under Section 2 through the end of the sixth month after the month in which the termination occurs, but reduced in the case of disability by any payments received under any disability plan, program or policy paid for by the Company. The obligations of the Company pursuant to this Section 3.3(b) shall be and in lieu of any other rights of the Executive hereunder to compensation or benefits (excluding any tax-qualified retirement plan benefits) in respect of any period before or after the date of such termination and in lieu of any severance payment, and no other compensation of any kind or any other amounts shall be due to the Executive by the Company under this Agreement. For purposes of this Agreement, the term “disability” shall mean: (i) the Company’s determination that Executive will be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration.

(c)

          The employment of the Executive is terminated by the Company for Cause, or by the Executive other than under circumstances described in Section 3.3(a) or (b) above, the Executive shall not be entitled to compensation or benefits granted hereunder beyond the date of the termination of the Executive’s employment.

(d)	If a Change in Control, as defined in Section 7, shall occur at any time between July 1, 2008 and June 30, 2011 then upon the occurrence of such Change in Control the Executive shall be entitled to one year’s severance pay in lieu of any other payments that would be due under any other section of this contract in the event that, within 30 days after the Change in Control, the Executive is not continued in a position at the same or greater salary as stated in the contract. Such payment shall be made no later than 60 days after the Change in Control.

(e)

          If Executive shall be entitled to a payment or payments under Section 3.3 and at such time the Executive is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision), to the extent the amount payable pursuant to Section 3.3(a) exceeds the limits set forth in Section 1.409A-1(b)(9)(iii) of the Income Tax Regulations (or any successor provision), no payment in excess of those limits shall be made until the earliest to occur of the following (the earliest to occur of such dates being hereafter referred to as the “End Date”) unless any other provision under Section 409A of the Code, and the regulations promulgated thereunder, would allow any other payment or portion of payment without triggering the penalties under Section 409A of the Code: (a) the date that is six (6) months after the date Employee’s employment is terminated within the meaning set forth in Section 1.409A-1(h) of the Income Tax Regulations; and (b) the date of the Employee’s death. Except as provided in the following sentence, any amounts deferred under this Section 3.3(e) shall be due and payable no later than the fifth business day after the End Date. If the Company determines, based upon written advice of counsel, that any such payment, if made during the calendar year that includes the date Employee’s employment is terminated, would not be deductible in whole or in part by reason of Code Section 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Employee is a “specified employee”).

4.	Proprietary Information.

4.1

The Executive agrees that all information and know how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company and its subsidiaries (collectively, for purposes of this Section 4, the “Company”) and not within Executive’s possession or knowledge prior to his employment with the Company (collectively, “Proprietary Information”), is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, and personnel data. The Executive will not disclose any Proprietary Information to others outside of the Company or use the same for any unauthorized purposes without the written consent of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault of the Executive.

4.2

The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

4.3

The Executive agrees that his obligation not to disclose or use Proprietary Information and records of the type set forth herein also extends to such types of Proprietary Information, records and tangible property of other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

5.

Other Agreements. The Executive hereby represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

6.	Non-Competition, Non-Solicitation.

6.1

Non-Solicitation of Employees and Customers. The Executive agrees that during the Term of the Executive’s employment with the Company and for a period of one year thereafter, the Executive shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employees of the Company or any of its subsidiaries to leave their employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any customer licensee, vendor, collaborator or corporate partner of the Company or any of its subsidiaries that had a business relationship with the Company or any of its subsidiaries at the time of termination of Executive’s employment with the Company and that did not have a business or personal relationship or was known to Executive prior to his employment with the Company.

6.2

Non-competition. The Executive agrees that during the Term of the Executive’s employment with the Company, the Executive shall not directly or indirectly, engage in competition with the Company or any subsidiaries, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with the Company or any of its subsidiaries; provided that the Company or one of its subsidiaries is actively engaged in such business at the time the Executive’s employment by the Company is terminated; and provided that the foregoing shall not prevent the Executive from holding shares as a passive investor in a publicly held company which do not constitute more than 5% of the outstanding shares of such company. In the event that the Executive (i) voluntarily terminates his employment, (including at any time on or after the End Date) other than as provided for in this agreement, or (ii) is terminated by the Company for Cause, the Executive agrees to not compete in the E-Learning marketplace until one year from the date of such termination.

7.

Change in Control Protection. For purposes of this Agreement, a “Change in Control” of the Company shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as determined under Section 1.409A-3((i)(5) of the Income Tax Regulations, as amended from time to time (or any successor provision).”

8.	Miscellaneous.

8.1 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed if to the Executive, at the address shown above and if to the Company, at its principal place of business at 12 Skyline Drive, Hawthorne, New York, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.1.

8.2 Pronouns. Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.3 Entire Agreements. This Agreement constitutes the entire agreement between the parties and supercedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

8.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.5 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

8.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in this instance and shall not be construed as a bar or waiver of any right on any other occasion. This agreement supersedes all previous agreements.

8.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

8.10 Specific Enforcement. The parties acknowledge that the Executive’s breach of the provisions of Section 4 and 6 of this Agreement will cause irreparable harm to the Company. It is agreed and acknowledged that the remedy of damages will not be adequate for the enforcement of such provisions and that such provisions may be enforced by equitable relief, including injunctive relief, which relief shall be cumulative and in addition to any other relief to which the Company may be entitled.

9. Arbitration. Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in New York, New York before one or three arbitrators each of which shall be knowledgeable in employment law. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator(s) to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator(s) may be enforced in any court having jurisdiction thereof. If the arbitration decision holds that the Company is at fault, the Executive shall be entitled to reimbursement of fees and expenses from the Company in an amount not to exceed $50,000. If the arbitration decision holds that the Company is not at fault, the Company shall be entitled to reimbursement of fees and expenses from the Executive in an amount not to exceed $25,000. Such amounts shall be paid to Executive within 30 days after the arbitration decision is made.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above

SmartPros Ltd.

By:	/s/ Allen S. Greene

Title:	Chief Executive Officer

/s/ Stanley Wirtheim

Stanley Wirtheim